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                                                                    EXHIBIT 12.1

                         Duke Energy Field Services, LLC
                Computation of Ratio of Earnings to Fixed Charges


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                                                                                Predecessor Company Historical
                                                                     -------------------------------------------------
                                                                                         Years Ended
                                                                     -------------------------------------------------
                                                                       1997         1998          1999         2000          2001
                                                                     ---------    ---------     ---------    ---------    ---------
Earnings:
  Pretax income from continuing operations before equity earnings    $  74,834    $  (6,528)    $  51,856    $ 341,800    $ 337,097
  Add:
    Fixed charges                                                       54,177       54,791        55,021      151,567      168,789
    Distributed income of equity investees                               9,784       11,845        22,502       31,656       41,278

  Subtract:
   Interest Capitalized                                                  2,254        1,565           930          324          769
                                                                     ---------    ---------     ---------    ---------    ---------
 Income as adjusted                                                  $ 136,541    $  58,543     $ 128,449    $ 524,699    $ 546,395
                                                                     ---------    ---------     ---------    ---------    ---------

Fixed charges:
  Interest and Debt expense per Statement of Income                  $  51,113    $  52,403     $  52,915    $ 149,220    $ 165,670
  Capitalized Interest                                                   2,254        1,565           930          324          769
  Portion of rents representative of the interest factor                   810          823         1,176        2,023        2,350

                                                                     ---------    ---------     ---------    ---------    ---------
TOTAL FIXED CHARGES                                                  $  54,177    $  54,791     $  55,021    $ 151,567    $ 168,789
                                                                     ---------    ---------     ---------    ---------    ---------

RATIO OF EARNINGS TO FIXED CHARGES                                        2.52         1.07          2.33         3.46         3.24

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